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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  COMMISSION FILE NUMBER 1-8531


                                   GNOC, CORP.
             (Exact name of registrant as specified in its charter)


 BOSTON AVENUE AT PACIFIC AVENUE, ATLANTIC CITY, NEW JERSEY 08401 (609) 347-7111
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               10-5/8% FIRST MORTGAGE NOTES DUE 2003 OF GNF, CORP.
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   / /     Rule 12h-3(b)(1)(ii)     / /
          Rule 12g-4(a)(1)(ii)  / /     Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(i)   / /     Rule 12h-3(b)(2)(ii)     / /
          Rule 12g-4(a)(2)(ii)  / /     Rule 15d-6               / /
          Rule 12h-3(b)(1)(i)   /X/


     Approximate number of holders of record as of the certification or notice date: Less than 300.

     Pursuant to the requirements of the Securities Exchange Act of 1934, GNOC, Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   December 23, 1996                    By:       /s/ Dennis P. Venuti
                                                ------------------------------
                                                Name:  Dennis P. Venuti
                                                Title:  Senior Vice President